                                                                   EXHIBIT 10.17

Rev. 5/5/00


                  GOVERNMENT SERVICES INDEMNIFICATION AGREEMENT

     This GOVERNMENT SERVICES INDEMNIFICATION AGREEMENT (this "Agreement") is dated as of _______________, 2000 and is made by and between Deluxe Corporation, a Minnesota corporation ("Deluxe"), and eFunds Corporation, a Delaware corporation and wholly owned subsidiary of Deluxe ("eFunds").

                                    RECITALS

     WHEREAS, Deluxe currently owns all of the issued and outstanding capital stock of eFunds;

     WHEREAS, among other things, eFunds provides online electronic benefits transfer services on behalf of governmental agencies responsible for the administration and management of selected entitlement programs, primarily the Food Stamps and Transitional Aid to Needy Families program (the "Government Services Business");

     WHEREAS, Deluxe and eFunds currently contemplate that eFunds will make an initial public offering ("IPO") of an amount of its common stock, that, together with all derivative shares, will reduce Deluxe's ownership of eFunds to not less than 80.1%;

     WHEREAS, Deluxe currently contemplates that, several months following the IPO, Deluxe will distribute to the holders of its common stock (by means of an exchange offer and/or a pro rata distribution) all of the shares of eFunds capital stock then owned by Deluxe (the "Distribution");

     WHEREAS, as an integral step in the IPO and Distribution, without which the IPO and Distribution would not occur in the form contemplated, the parties desire to enter into this Agreement to set forth their agreement regarding the obligation of Deluxe to indemnify eFunds and the obligation of eFunds to indemnify Deluxe with respect to certain costs, liabilities and expenses incurred in connection with the Government Services Businesses.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Deluxe and eFunds, for themselves, their successors, and assigns, hereby agree as follows:

     1. Loss Contract Reserve. eFunds and Deluxe agree that, as of April 30, 2000, there was a reserve (the "Loss Contract Reserve") in the amount of $29.2 million recorded in the regularly maintained books and records of eFunds (the "eFunds Books") in connection with the agreements set forth on Exhibit A hereto (such agreements, excluding all extensions or renewals thereof that are subject to the approval or agreement, directly or indirectly of eFunds, collectively, the "Loss Contracts").

     2. Indemnification by Deluxe. Deluxe agrees to indemnify in full eFunds, its officers, directors, employees, agents, representatives and officers (collectively, the "eFunds Indemnitees") and hold them harmless from and against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal and other external advisors' fees and expenses) (each, an "eFunds Indemnifiable Loss") which any eFunds Indemnitee may suffer, sustain or become subject to as a result of (a) any increase in the amount of the Loss Contract Reserve that is attributable to the Loss Contracts, as determined in accordance with Section 4 hereof, and (b) claims or demands of anyone not a party to this Agreement arising out of or related to the operation of the Government Services Business prior to the date the registration statement filed in connection with the IPO is declared effective by the Securities and Exchange Commission (the "IPO Date"); provided, however, that Deluxe's aggregate liability for all eFunds Indemnifiable Losses shall not exceed $14.6 million.

     3. Indemnification by eFunds. eFunds agrees to indemnify in full Deluxe, its officers, directors, employees, agents, representatives and officers (collectively, the "Deluxe Indemnitees") and hold them harmless from and against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal and other external advisors fees and expenses) (each, "Deluxe Indemnifiable Loss," and together with an eFunds Indemnifiable Loss, the "Indemnifiable Losses") which any Deluxe Indemnitee may suffer, sustain or become subject to as a result of claims or demands of anyone not a party to this Agreement arising out of or related to the operation of the Government Services Business from and after the IPO Date; provided, however, that a Deluxe Indemnifiable Loss shall not be deemed to include any eFunds Indemnifiable Loss for which a Deluxe Indemnitee is required to provide indemnification pursuant to the provisions Section 2 hereof (any claim or demand of anyone not a party to this Agreement described in Section 2 or Section 3, a "Third Party Claim").

     4. Calculation of Loss Contract Amounts.

          (a) eFunds shall determine whether any increase or decrease in the amount of the Loss Contract Reserve is required to be recorded in the eFunds Books on a quarterly basis in a manner consistent with the determination of the amount of the Loss Contract Reserve as of the date of this Agreement, which principles are set forth on Exhibit B hereto (each such increase or decrease to the Loss Contract Reserve, excluding decreases to the Loss Contract Reserve in the ordinary course and the amount of any eFunds Indemnifiable Loss that is due and payable by Deluxe pursuant to clause (b) of Section 2 or paid or provided by Deluxe, being referred to hereinafter as an "Adjustment"). The parties acknowledge that Exhibit B represents only a general statement of the principles for establishing the Loss Contract Reserve and any Adjustments thereto. Unless a different methodology is agreed upon by the parties in accordance with Section 4(d), notwithstanding Exhibit B and any change to generally accepted accounting principles, for the purposes of this Agreement (and Deluxe's indemnification obligations hereunder), eFunds agrees that in determining the amount of any Adjustment, it will consistently apply the accounting principles and methodology (including, without limitation, the methods followed in establishing allocations of indirect costs and expenses) that were the basis on which the Loss Contract Reserve was established as of the date of this Agreement. Unless a different methodology is agreed upon by the parties in accordance with Section 4(d), in the event of any disagreement, the parties agree that reference to the work papers on which the Loss Contract Reserve was calculated as of the date of this Agreement shall govern the principles and methodology by which any Adjustment is made to the Loss Contract Reserve.

          (b) In the event that eFunds determines, with respect to any fiscal quarter, that it is required to record an Adjustment in the amount of the Loss Contract Reserve in accordance with the provisions of Section 4(a), it will promptly notify Deluxe, specifying the amount and computation thereof and the reasons for which the Adjustment is necessary and representing that the Adjustment has been calculated in accordance with Section 4(a). Subject to the principles set out below, all Adjustments shall be netted (the amount thereof at any time being referred to as the "Net Adjustment"). At the time that the Net Adjustment first results in positive number, eFunds shall record an account receivable from Deluxe in an amount equal to the Net Adjustment on the eFunds Books (such account receivable, the "eFunds Receivable"), and Deluxe shall record an account payable in an amount equal to the amount of the Net Adjustment in Deluxe's regularly maintained books and records (the "Deluxe Books") in favor of eFunds (such account payable, the "Deluxe Payable"). Any subsequent quarterly Adjustment shall result in an increase or decrease, as applicable of an equivalent amount being recorded as an increase or decrease of the eFunds Receivable on the eFunds Books and the Deluxe Payable on the Deluxe Books; provided, that, in no event shall the cumulative amount of the Adjustments result in the amount of the eFunds Receivable on the eFunds Books or the Deluxe Payable on the Deluxe Books being less than zero. In the event that the Net Adjustment becomes a negative number, no further amounts will be recorded in the eFunds Receivable account or Deluxe Payable account unless and until the Net Adjustment later becomes a positive number, in which event the accounting entries described above will be recorded.

          (c) Deluxe shall not be required to make a cash payment to eFunds on account of the Deluxe Payable or eFunds Receivable until the termination of all of the Loss Contracts (the "Loss Contract Termination Date") and eFunds has delivered to Deluxe a statement (the "Loss Contract Reserve Statement") prepared in accordance with this Section 4(c) which shall set forth the amount of the amount payable owed to eFunds by Deluxe under Section 4(b) hereof. Within 90 days after the Loss Contract Termination Date, eFunds shall prepare and deliver to Deluxe the Loss Contract Reserve Statement which shall be prepared in accordance with the methods and procedures specified in Section 4(a) hereof. The Loss Contract Reserve Statement shall be subject to review and verification by Deluxe, and at its option and expense, by an independent public accounting firm of its choice. eFunds shall permit Deluxe to have reasonable access to the data and information on which the Loss Contract Reserve Statement was prepared and the eFunds employees or representatives who assisted in its preparation. Deluxe shall be deemed to have accepted the Loss Contract Reserve Statement unless, within 90 days after the date of delivery thereof, Deluxe gives written notice to eFunds of Deluxe's objection to any item thereon. If Deluxe gives such notice of objection, Deluxe and eFunds shall attempt to resolve the dispute in accordance with the provisions of Section 5 hereof.

          (d) The parties acknowledge that the actual amount of the reserve for Loss Contracts in eFunds' reported financial statements may differ from the amount of the Loss Contract Reserve as determined under this Agreement as a result of changes in generally accepted accounting principles or eFunds' accounting policies or practices. If eFunds' determines that a different methodology is desirable or appropriate in determining the amount of its reported reserves for Loss Contracts and that such methodology should be applied to the determination of the Loss Contract Reserve herein, eFunds may propose such methodology to Deluxe for consideration and, with Deluxe's consent, apply such methodology to the determination of the Loss Contract Reserve herein. Deluxe may give or withhold such consent in the exercise of its sole discretion. If a modification in such methodology is agreed upon by the parties and would result in an increase or decrease in the amount of the Loss Contract Reserve, such increase or decrease shall not at the time of the change in methodology result in an Adjustment, provided that subsequent changes in the Loss Contract Reserve in accordance with Section 4(a) (as modified by the application of the new methodology in accordance with this Section 4(d) shall result in Adjustments in accordance with
     Section 4.

          (e) If there occurs an eFunds Indemnifiable Loss under clause (b) of
     Section 2, any amount that is due and payable by Deluxe on account of such eFunds Indemnifiable Loss shall be added to the Net Adjustment and any amount with respect such eFunds Indemnifiable Loss that is paid or otherwise provided for by Deluxe shall be subtracted from the Net Adjustment. Such additions and subtractions shall be cumulated with other Adjustments in computing the amount of the Net Adjustment outstanding at any time and the bookkeeping entries for the eFunds Receivable and Deluxe Payable shall be made in the same fashion as entries for other Adjustments as provided in Section 4(b).

     5. Indemnification Procedures. As used herein, an "Indemnitee" shall refer to a Deluxe Indemnitee or an eFunds Indemnitee, as applicable, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Indemnitee.

          (a) If a Third Party Claim is made against an Indemnitee as to which such Indemnitee is entitled to indemnification pursuant to Section 2 or 3 hereof (as the case may be), such Indemnitee shall give the Indemnifying Party notice of such Third Party Claim, as promptly as practicable, but in any event no later than 15 days after the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent the Indemnifying Party is materially prejudiced by such failure, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnitee otherwise than under this Agreement. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnitee hereunder against any Indemnifiable Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Indemnitee (which approval shall not be unreasonably withheld or delayed), if it gives notice of its intention to do so to the Indemnitee within 15 business days of the receipt of such notice from the Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnifying Party, then the Indemnitee shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnitee determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee`s control relating thereto as is reasonably required by the Indemnifying Party, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnitee, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) unless such settlement is without any admission of fault or liability and is solely for money and includes an unconditional release of each Indemnitee from any and all Indemnifiable Losses arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Indemnitee. No such Third Party Claim may be settled by the Indemnitee without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (c) All Persons who by their relationship to a party to this Agreement (including, without limitation, all Affiliates of such party and all officers, directors, employees and agents of such party and its Affiliates) are, or may become, entitled to indemnification hereunder shall, as a condition of their rights to indemnification hereunder, be deemed to have granted such party an irrevocable power of attorney, coupled with an interest, with respect to all matters for which any determination may be made, action may be taken or consent may be given or withheld under this
     Section 4, including, without limitation, any determination regarding selection of counsel and any consent regarding settlement, and any such determination, action or consent made, taken, given or withheld by such party shall be binding up such Person as if made, taken, given or withheld by such Person personally.

          (d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim, but shall continue to be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     6. Disputes. If any dispute arises in connection with this Agreement, either party by delivery of a notice concerning such dispute, may submit the dispute for resolution to the Chief Financial Officer of eFunds and the Chief Financial Officer of Deluxe who will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of the notice of such dispute, such dispute shall be resolved fully and finally in Minneapolis, Minnesota, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. Each of Deluxe, on the one hand, and eFunds, on the other, shall bear its own fees and expenses in connection with such arbitration and shall bear 50% of the fees and expenses of the arbitrator.

     7. Term and Continuing Indemnity. The term of this Agreement shall commence upon the IPO Date and shall continue until one year after the Loss Contract Termination Date or until the all disputes between the parties under Section 6 have been finally settled or adjudicated. Notwithstanding the foregoing, this is a continuing indemnity and shall not be revoked or terminated by eFunds or Deluxe until all obligations under or with respect to the Loss Contracts have been paid or performed in full, with no further recourse whether at law or in equity, against Deluxe or eFunds, as applicable being available to any third party with respect to such obligations. The indemnity set forth herein shall be reinstated if and to the extent that, for any reason, any payments under this Agreement are rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

     8. Representations and Warranties of eFunds. eFunds hereby represents and warrants to Deluxe as follows:

          (a) eFunds has all requisite power and authority to enter into this Agreement and to perform its obligations contemplated hereby. The execution, delivery and performance of this Agreement by eFunds and the performance of the obligations contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on eFunds's part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by eFunds and, assuming due authorization, execution and delivery by Deluxe, constitutes the valid and binding obligation of eFunds enforceable in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement by eFunds does not and the performance of the obligations contemplated hereby will not: (a) contravene any provision of the Certificate of Incorporation or Bylaws of eFunds; (b) violate or conflict in any material respect with any foreign, federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against eFunds or the business or any assets of eFunds; (c) conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against eFunds; (d) result in the creation of any material lien, security interest, charge or encumbrance upon eFunds or any of the assets of eFunds; or (e) require any authorization, consent, approval, exemption or other action by or notice to any court, commission, governmental body regulatory authority, agency or tribunal wherever located or any other third party.

     9. Representations and Warranties of Deluxe. Deluxe hereby represents and warrants to eFunds as follows:

          (a) Deluxe has all requisite power and authority to enter into this Agreement and to perform its obligations contemplated hereby. The execution, delivery and performance of this Agreement by Deluxe and the performance of the obligations contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on Deluxe's part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Deluxe and, assuming due authorization, execution and delivery by eFunds, constitutes the valid and binding obligation of Deluxe enforceable in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement by Deluxe does not and the performance of the obligations contemplated hereby will not: (a) contravene any provision of the Articles of Incorporation or Bylaws of Deluxe; (b) violate or conflict in any material respect with any foreign, federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Deluxe or the business or any assets of Deluxe; (c) conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against Deluxe; (d) result in the creation of any material lien, security interest, charge or encumbrance upon Deluxe or any of the assets of Deluxe; or (e) require any authorization, consent, approval, exemption or other action by or notice to any court, commission, governmental body regulatory authority, agency or tribunal wherever located or any other third party.

     10. Covenants of eFunds. eFunds covenants and agrees as follows:

          (a) Without obtaining Deluxe's prior written consent, eFunds shall not agree to any extension, modification or amendment to any Loss Contract and shall not waive or relinquish any right or privilege with respect to any Loss Contract the effect of which would reasonably foreseeably result in any cost or charge to Deluxe under the provisions of Section 2 of this Agreement. Notwithstanding the preceding sentence, if eFunds agrees to any such extension, modification, or amendment or waives or relinquishes any such right or privilege without first obtaining Deluxe's written consent, eFunds shall not thereby be deemed in breach of this Agreement, provided that the Loss Contract Reserve and any Adjustments shall thereafter be computed as if such extension, modification or amendment had not been agreed upon by eFunds or such waiver or relinquishment had not occurred.

          (b) eFunds shall use reasonable, good faith efforts to promptly bring the prospect or possibility of an Adjustment to the attention of Deluxe, and shall provide Deluxe such information concerning the amount, timing and basis for the Adjustment that would reasonably be necessary to understand and evaluate the Adjustment and continue to provide Deluxe with such information as it is developed. Further, eFunds shall use reasonable good faith efforts to promptly bring to the attention of Deluxe any information that has come to the attention of eFunds that would reasonably be expected to result in a Third Party Claim for which indemnification may be sought by an eFunds Indemnitee under this

     Agreement. At Deluxe's request, Deluxe representatives shall have access at reasonable times to the data underlying such Adjustment and information relating to such Third Party Claim, as the case may be, and to the employees of the Government Services Business and others within eFunds who have information that is relevant to the Adjustment or Third Party Claim.

          (c) Semi-annually eFunds will meet with representatives of Deluxe at a mutually agreed upon location to provide, using reasonble good faith efforts, Deluxe with updated projected financial information concerning the Government Services Business, with particular attention being paid to Loss Contracts and the adequacy of eFunds' Loss Contract Reserve and any factors that could result in an Adjustment. In addition, using reasonable good faith effort, eFunds will provide the Deluxe representatives at that meeting information that has come to the attention of eFunds that would reasonably be expected to result in a Third Party Claim for which indemnification may be sought by an eFunds Indemnitee under this Agreement.

          (d) eFunds shall use commercially reasonable efforts to manage the Government Sevices Business so as to minimize the amount of Deluxe's indemnification obligations under this Agreement.

     11. Audits. Deluxe shall have the right, at its sole cost and expense, to audit eFunds's Books and other records relating to the Government Services Business at all reasonable times and upon reasonable notice during the term of this Agreement and for a period of twenty-four (24) months following the termination of this Agreement.

     12. Assignment. Neither party may assign its rights or obligations under this Agreement, in whole or in part, without the consent of the other party, which consent may be given or withheld in each party's sole discretion.

     13. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the indemnification obligations of Deluxe and eFunds with respect to the Government Services Business and may not be amended or modified except by a writing signed by eFunds and Deluxe.

     14. Choice of Law. This Agreement shall be governed by the internal laws (as opposed to conflicts of law provisions) and decisions of the State of Minnesota. If any provision of this indemnity shall be prohibited by or invalid under that law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. EFUNDS AND DELUXE EACH WAIVES ANY RIGHT TO TRIAL BY JURY. Each of eFunds and Deluxe consents to the jurisdiction of any local, state or Federal court located within the State of Minnesota, and waives any objection relating to improper venue of forum non conveniens to the conduct of any proceeding in any such court.

     15. Notices. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served,
(a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with subsection (c) below; or (b) on the next business day after delivery to a nationally recognized express delivery service with instructions and payment for overnight delivery; or (c) on the fifth (5th) day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the party to be notified shall have specified to the other party in accordance with this section:

     If to Deluxe:

                  Deluxe Corporation
                  3680 Victoria Street North
                  Shoreview, Minnesota 55126
                  Attn:    Chief Financial Officer
                  Facsimile:  651-481-4477
                  Copy to:  General Counsel
                  Facsimile:  (651) 787-2749

     If to eFunds:

                  eFunds Corporation
                  400 West Deluxe Parkway
                  P.O. Box 12536
                  Milwaukee, Wisconsin 53212
                  Attn:    Chief Financial Officer
                  Facsimile:  (651) 483-7337
                  Copy to:  General Counsel
                  Facsimile:  (651) 787-2749

     16. Definitions. Capitalized terms not otherwise defined herein have the meaning given to them in the IPO and Distribution Agreement dated March 31, 2000 between Deluxe and eFunds.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

                                       DELUXE CORPORATION


                                       By:
                                           -------------------------------------
                                           Name:

                                           Title:





                                       EFUNDS CORPORATION


                                       By:
                                           -------------------------------------
                                             Name:
                                             Title:

                                    Exhibit A
                                 Loss Contracts

                                  Exhibit B to
                  Government Services Indemnification Agreement
                                     Between
                    Efunds Corporation and Deluxe Corporation

                         Contract Accounting Principles

Statement of General Principles:
-------------------------------

Long-term service contracts are definitive agreements to provide services over a period of time in excess of one year and with respect to which efunds has no contractual right to adjust the prices or terms at or on which its services are supplied during the term of the contract. Revenues are recognized for all long-term service contracts when the service is performed. Total revenues for some long-term service contracts may vary based on the demand for services. Expenses are recognized when incurred, with the exception of installation costs. Any installation costs are capitalized and recognized ratably over the life of the contract, which approximates the anticipated revenue recognition. Any equipment and software purchased to support a long-term service contract is capitalized and depreciated or amortized over the life of the related contract or the life of the asset, whichever is shorter.

In determining the profitability of a long-term service contract, only direct and allocable indirect costs associated with the contract are included in the calculation. The appropriateness of allocations of indirect costs depends on the circumstances and involves the judgment of management, but such costs may include the costs of indirect labor, contract supervision, tools and equipment, supplies, quality control and inspection, insurance, repairs and maintenance, depreciation and amortization and, in some circumstances, support costs. The method of allocating any indirect costs included in the analysis is also dependent upon the circumstances and the judgment of management, but the allocation method must be systematic and rational. General and administrative costs and selling costs are not included in the analysis.

Provisions for estimated losses on long-term service contracts, if any, are made in the period in which the loss first becomes probable and reasonably estimable. Projected losses are based on management's best estimates of a contract's revenue and costs. Actual losses on individual long-term service contracts are compared to the loss projections at least quarterly, with any changes in the estimated total contract loss recognized as they become probable and reasonably estimable.

In the event an asset impairment loss is recognized on long-lived assets used to support a long-term service contract, the original estimation of the contract's costs is revised to reduce the depreciation and amortization associated with the impaired assets accordingly.

Certain direct costs associated with the electronic benefits transfer contracts are common to a number of contracts and are attributed to each contract based on its use of the services associated with these common direct costs. Revenues, case counts or other applicable statistics are used to attribute these costs to individual contracts. Costs should be assigned to contracts in the same activity based costing model as defined in the December 31, 1999 Government Services Life Cycle Profitability Projections Q1 2000 to Q1 2006 analysis as performed by the Government Services finance staff and assisted by Arthur Andersen Consulting (the "1999 analysis"). EFunds Corporate also allocates their costs to Government Services. The types of costs or manner in which these costs are allocated to Government Services should not change from the 1999 analysis. The methodology based on the 1999 analysis should be used unless written agreement of the change is obtained from Deluxe in accordance with Section 4(d) of the body of the agreement.

1999 Analysis Principles

As stated in the 1999 analysis, costs are assigned to contracts in the following manner:

"State Specific Costs" are costs that are directly attributable to a specific state. State specific costs are:

Telecommunication
Interchange
Equipment Maintenance
Switching Expense
Supplies
Card Expense
Equipment
Salaries and Benefits
Certain other costs

"Government Services Direct Costs and Other Direct Costs" are allocated based on drivers as follows: In addition, the second of projected EBT Help Desk Cost Reduction and projected Voice Telecom Cost Reduction should not significantly change from those levels projected in the 1999analysis.

Government Services Direct Costs and their allocation methods are:

Green Bay                                   Green Bay calls
Merchant Services                           Merchant equipment count
New Berlin Merchant                         Number of merchant calls
EBT Admin                                   Weighted service requirement (1-2-3)
Operations Services                         Weighted service requirement (1-2-3)
Automatic Response Unit                     Number of VRU calls
EBT Finance Admin                           Even to all
State Services                              Weighted service requirement (1-2-3)
Corporate Charges                           Even to all
Bus Contingency EBT                         Weighted service requirement (1-2-3)
EBT Customer Relations                      Even to all
Product Support                             Weighted service requirement (0-1-5)
Sales                                       Even to all
Business Contingency G&A                    Weighted service requirement (1-2-3)
Disaster Recovery                           Weighted service requirement (1-2-3)
EMEVS                                       Percentages
Product Management                          Weighted service requirement (1-2-3)

Other Direct Costs and their allocation methods are:

Telecom WAN Network                         Number of endpoints
Telecom Network                             Number of conversions
Glendale Building Services                  Service requirement (1-7-12)
Finance                                     Weighted service requirements
Glendale Office Services                    Weighted service requirements
DC Common Facility                          Weighted service requirements
Info Systems Lan Admin                      Weighted service requirements
Info Systems Lan Equip                      Weighted service requirements
On-line Database                            Weighted service requirements
Off-line Support                            Weighted service requirements
Info Sys Equipment                          Service requirement (1-2-2)
Info Systems - Del/Serv/Admin               Weighted service requirements
Change Management                           Service requirement (1-4-4)
Tandem Ops Support                          Service requirement (1-2-2)
Tandem HW/SW                                Service requirement (1-2-7)
Automation                                  Number of settlement transactions
Human Resources                             Service requirement (1-2-2)
Telecom Voice                               Weighted service requirements
User Communication                          Weighted service requirements

PD - Advantage Application                  Number of settlement transactions
Product Development - Settlement            Number of settlement transactions
PD - Advantage Settlement                   Number of settlement transactions
PD - Advantage Foundation                   Number of settlement transactions
Quality Assurance - IBMITG                  Weighted service requirements
Standard Government legal costs             Weighted service requirements
Standard Government service costs           Number of endpoints
Non-Maryland costs                          Service requirement (1-2-2)
Non-leasing Procurement Cost                Weighted service requirements
Leasing Procurement Cost                    Even to all states
FMAC SAS 70                                 Even to all states
FMAC Daily Reconciliation                   Number of reconciliations
FMAC Statement Reconciliation               Number of accounts
Employee Compensation                       Percentages
Government Non-compensation Expense         Weighted service requirements
Warm Site Disaster Recovery                 Weighted service requirements
Disaster Recovery Certification & Testing   Number of settlement transactions
Certification of Tandems                    Weighted service requirements
DC Administration Total Costs               Percentages
IBM Processing                              Number of settlement transactions
EMEVS Hardware and Software                 Direct to EMEVS
Batch Monitoring                            Number of settlement transactions
Monitoring, Change and Escalation Repo      Service requirement (1-2-6)
Security                                    Even to all states
IBM Processing                              Number of settlement transactions
EMEVS System Cost                           Direct to EMEVS
Tech Services - Tandem                      Weighted service requirements
Education                                   Weighted service requirements
Change Control                              Number of settlement transactions
IBM EMEVS                                   Direct to EMEVS
Product Develop Spread WSR                  Weighted service requirements
Product Develop Spread Evenly               Even to all states
Certification on Tandem                     Weighted service requirements
Product Testing                             Weighted service requirements